ADDENDUM

         This Addendum shall be a written modification of the employment agreement dated September 25, 2002 between Aegis Assessments, Inc. ("Employer") and Robert G. Alcaraz ("Employee") pursuant to Section 9.06.

         Revision to Section 4.01. Employee's monthly salary of $10,000 per month shall accrue through March 15, 2003, at which time Employee's monthly salary shall cease to accrue. Beginning no later than March 15, 2003, Employee shall be paid (i) his salary of $10,000 per month, pursuant to the employment agreement dated September 25, 2002, (ii) an additional $10,000 per month until the accrued salary has been paid, and (iii) his signing bonus payments, as specified in Section 4.02 below. As consideration for accruing aggregate salary of $30,000 through March 15, 2003 and postponing receipt of his $30,000 signing bonus until March 15, 2003, as specified in Section 4.02 below, Employee shall receive 200,000 shares of Employer's common stock.

         Revision to Section 4.02. Employee's signing bonus of $30,000.00 shall be payable in three (3) cash payments of $10,000 each, the first payment due and payable on or before March 15, 2003; the second payment due and payable on or before April 15, 2003; and the third payment due and payable on May 15, 2003.

         This Addendum is executed this 15th day of January, 2003.



                                    EMPLOYER

                                    AEGIS ASSESSMENTS, INC.

                                                      /s/ Eric Johnson

                                    Its: President and Chief Executive Officer



                                    EMPLOYEE



                                    /s/ Robert G. Alcaraz